Exhibit 99.1
AT&T INC.
Unaudited Pro Forma Condensed Combined Financial Statements
Dollars in millions except per share amounts

The Unaudited Pro Forma Condensed Combined Financial Statements (Pro Forma Statements) presented below are derived from the historical consolidated financial statements of AT&T Inc. (AT&T) and DIRECTV. The Pro Forma Statements do not give effect to (a) the consolidation of the ROOT SPORTSTM Southwest joint venture between AT&T and DIRECTV and (b) the acquisitions of GSF Telecom Holdings, S.A.P.I. de C.V. (marketed as Iusacell) and Nextel Mexico, which were also acquired during 2015. The Pro Forma Statements are prepared as a business combination reflecting AT&T's acquisition of DIRECTV and as if the acquisition had been completed on January 1, 2014 for statement of income purposes and on March 31, 2015 for balance sheet purposes. For a summary of the business combination, see "The Merger" included in the AT&T Form S-4 filed with the Securities and Exchange Commission (SEC) on July 1, 2014 (File No. 333-197144) including all amendments and supplements to it.

The pro forma amounts have been developed from (a) the audited consolidated financial statements of AT&T contained in its Annual Report on Form 10-K for the year ended December 31, 2014, the unaudited consolidated financial statements of AT&T contained in its Quarterly Report on Form 10-Q for the three-month period ended March 31, 2015 and the AT&T Form 8-K filed on August 11, 2015, and (b) the audited consolidated financial statements of DIRECTV contained in its Annual Report on Form 10-K for the year ended December 31, 2014 and the unaudited consolidated financial statements of DIRECTV contained in its Quarterly Report on Form 10-Q for the three-month period ended March 31, 2015. Historical results of DIRECTV have been adjusted to reclassify certain amounts to conform to AT&T presentation.

The Pro Forma Statements have been prepared to reflect adjustments to our historical consolidated financial information that are (i) directly attributable to the acquisition, (ii) factually supportable and (iii) with respect to the Unaudited Pro Forma Condensed Combined Statement of Income, expected to have a continuing impact on our results.

Under accounting for business combinations, the assets and liabilities of DIRECTV were recorded at their respective fair values as of the date of the acquisition, July 24, 2015. AT&T has obtained preliminary third-party valuations of property, plant and equipment, intangible assets (including the DIRECTV brand name), debt and certain other assets and liabilities. The values of certain assets and liabilities are based on preliminary valuations, as allowed by U.S. generally accepted accounting principles, and are subject to adjustment as additional information is obtained. We cannot provide any assurance that such adjustments will not result in a material change.

The Pro Forma Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of AT&T would have been had the DIRECTV acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

The Pro Forma Statements do not include the realization of cost savings from operating efficiencies, revenue synergies or other restructuring costs expected to result from the DIRECTV acquisition.

The Pro Forma Statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of AT&T and DIRECTV.

AT&T INC.
Unaudited Pro Forma Condensed Combined Financial Statements - Continued
Dollars in millions except per share amounts

AT&T INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2014

	Historical		Pro Forma
	AT&T	DIRECTV	Adjustments		Combined
Total Operating Revenues	$132,447	$33,260	$(112)	(c2)	$165,595

Operating Expenses
Cost of services and sales (exclusive of depreciation and amortization shown separately below)	60,145	17,680	(1,529)	(b2)	77,058
			(112)	(c2)
			786	(c3)
			30	(c6)
			58	(c8)
Selling, general and administrative	39,697	7,228	(786)	(c3)	45,955
			(203)	(c4)
			19	(c6)
Asset abandonment and currency devaluation charge	2,120	281			2,401
Depreciation and amortization	18,273	2,943	(54)	(b3)	26,889
			5,771	(b5)
			(44)	(c5)
Total Operating Expenses	120,235	28,132	3,936		152,303
Operating Income	12,212	5,128	(4,048)		13,292
Interest expense	3,613	898	(101)	(c7)	4,907
			(15)	(c8)
			512	(c9)
Other income (expense) – net	1,756	218	(50)	(b7)	1,924
Income Before Income Taxes	10,355	4,448	(4,494)		10,309
Income tax expense	3,619	1,673	(1,708)	(e)	3,584
Net Income	6,736	2,775	(2,786)		6,725
Less: Net income attributable to Noncontrolling Interest	(294)	(19)	-		(313)
Net Income Attributable to Registrant	$6,442	$2,756	$(2,786)		$6,412

Basic Earnings Per Share Attributable to Registrant	$1.24	$5.46			$1.04	(d)
Diluted Earnings Per Share Attributable to Registrant	$1.24	$5.40			$1.04	(d)
Weighted Average Common Shares Outstanding (000,000)
Basic	5,205	505			6,160	(d)
Diluted	5,221	510			6,185	(d)

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

AT&T INC.
Unaudited Pro Forma Condensed Combined Financial Statements - Continued
Dollars in millions except per share amounts

AT&T INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME FOR THE THREE MONTHS ENDED MARCH 31, 2015

	Historical		Pro Forma
	AT&T	DIRECTV	Adjustments		Combined
Total Operating Revenues	$32,576	$8,143	$(31)	(c2)	$40,688

Operating Expenses
Cost of services and sales (exclusive of depreciation and amortization shown separately below)	14,480	4,274	(290)	(b2)	18,612
			(31)	(c2)
			163	(c3)
			2	(c6)
			14	(c8)
Selling, general and administrative	7,961	1,752	(163)	(c3)	9,443
			(98)	(c4)
			(9)	(c6)
Depreciation and amortization	4,578	730	(13)	(b3)	6,245
			961	(b5)
			(11)	(c5)
Total Operating Expenses	27,019	6,756	525		34,300
Operating Income	5,557	1,387	(556)		6,388
Interest expense	899	245	(21)	(c7)	1,241
			(10)	(c8)
			128	(c9)
Other income (expense) – net	70	29	(13)	(b7)	86
Income Before Income Taxes	4,728	1,171	(666)		5,233
Income tax expense	1,389	441	(253)	(e)	1,577
Net Income	3,339	730	(413)		3,656
Less: Net income attributable to Noncontrolling Interest	(76)	-	-		(76)
Net Income Attributable to Registrant	$3,263	$730	$(413)		$3,580

Basic Earnings Per Share Attributable to Registrant	$0.63	$1.45			$0.58	(d)
Diluted Earnings Per Share Attributable to Registrant	$0.63	$1.44			$0.58	(d)
Weighted Average Common Shares Outstanding (000,000)
Basic	5,203	503			6,158	(d)
Diluted	5,219	507			6,182	(d)

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

AT&T INC.
Unaudited Pro Forma Condensed Combined Financial Statements - Continued
Dollars in millions except per share amounts

AT&T INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF MARCH 31, 2015
	Historical		Pro Forma
	AT&T	DIRECTV	Adjustments		Combined
Assets
Current Assets
Cash and cash equivalents	$4,444	$4,284	$-	(a)	$8,728
Accounts receivable – net	13,592	2,635	(168)	(b2)	15,496
			(563)	(b8)
Other current assets	11,110	1,127	(10)	(b9)	12,227
Total current assets	29,146	8,046	(741)		36,451
Property, Plant and Equipment – Net	113,198	9,500	(311)	(b6)	122,387
Goodwill	70,341	3,877	35,436	(b)	105,777
			(3,877)	(b3)
Licenses	80,560	432	(432)	(b3)	92,640
			12,080	(b4)
Other Intangibles – Net	6,423	522	(522)	(b3)	29,561
			1,371	(b4)
			21,767	(b5)
Investments in Equity Affiliates	266	1,414	(24)	(b7)	1,656
Other Assets	12,590	510	(50)	(b2)	12,977
			(73)	(b9)
Total Assets	$312,524	$24,301	$64,624		$401,449

Liabilities and Stockholders' Equity
Current Liabilities
Debt maturing within one year	$8,181	$2,355	$95	(b9)	$10,631
Other current liabilities	29,515	5,209	(89)	(b2)	34,540
			(95)	(b9)
Total current liabilities	37,696	7,564	(89)		45,171
Long-Term Debt	88,272	17,058	14,379	(a)	120,656
			947	(b9)
Other Noncurrent liabilities	96,044	3,959	(851)	(b9)	111,738
			(52)	(b10)
			12,638	(b11)
Total Noncurrent liabilities	184,316	21,017	27,061		232,394

Stockholders' Equity
Common shares issued	6,495	3,608	(3,608)	(b13)	6,495
Capital in excess of par value	90,977	-	(1,308)	(b1)	89,669
Retained earnings (deficit)	31,898	(7,678)	7,678	(b13)	31,898
Treasury shares (at cost)	(46,804)	-	34,326	(b1)	(12,478)
Accumulated other comprehensive income	7,341	(577)	577	(b13)	7,341
Noncontrolling interest	605	367	354	(b12)	959
			(367)	(b13)
Total stockholders' equity	90,512	(4,280)	37,652		123,884
Total Liabilities and Stockholders' Equity	$312,524	$24,301	$64,624		$401,449

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

AT&T INC.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
Dollars in millions except per share amounts

Note 1. Basis of Presentation

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements (Pro Forma Statements) present the pro forma combined consolidated financial position and results of operations of the combined company based upon the historical financial statements of AT&T and DIRECTV, after giving effect to the merger and adjustments described in these footnotes, and are intended to reflect the impact of the DIRECTV acquisition on AT&T. The Pro Forma Statements do not give effect to (a) the consolidation of the ROOT SPORTSTM Southwest joint venture between AT&T and DIRECTV and (b) the acquisitions of GSF Telecom Holdings, S.A.P.I. de C.V. (marketed as Iusacell) and Nextel Mexico, which were also acquired during 2015. On May 18, 2014, AT&T and DIRECTV jointly announced the execution of the merger agreement, pursuant to which AT&T would acquire DIRECTV in a stock-and-cash transaction. Under the merger agreement, each DIRECTV shareholder was to receive cash of $28.50 per share and $66.50 per share in our stock subject to a collar such that DIRECTV shareholders would receive 1.905 AT&T shares if our average stock price was below $34.90 per share at closing and 1.724 AT&T shares if our average stock price was above $38.58 at closing. If our average stock price (calculated in accordance with the merger agreement) was between $34.90 and $38.58 at closing, then DIRECTV shareholders would receive a number of shares between 1.724 and 1.905, equal to $66.50 in value. On July 24, 2015, each share of DIRECTV stock was exchanged for $28.50 cash plus 1.892 shares of AT&T common stock. Based on AT&T's $34.29 per share closing stock price on July 24, 2015, total consideration paid to DIRECTV shareholders was $47,110, which included $32,731 of AT&T stock and $14,379 in cash. DIRECTV is a wholly-owned subsidiary of AT&T.

The assets and liabilities of DIRECTV were appraised for inclusion on the opening balance sheet. Long-lived assets such as property, plant and equipment reflect a value that a market participant would spend to replace the assets, which takes into account changes in technology, usage, and relative obsolescence and depreciation of the assets. This approach often results in differences, sometimes material, from recorded book values even if, absent the acquisition, the assets would be neither increased in value nor impaired. In addition, assets and liabilities that would not usually be recorded in ordinary operations will be recorded at their acquisition values (e.g., customer relationships that were developed by the acquired company). Debt instruments and investments are valued in relation to current market conditions and other assets and liabilities are valued based on the acquiring company's estimates. After all identifiable assets and liabilities are valued, the remainder of the purchase price is recorded as goodwill. These values are subject to adjustment for up to one year after the close of the transaction as additional information is obtained.

The accompanying Pro Forma Statements are presented for illustrative purposes only and do not give effect to any cost savings, revenue synergies or restructuring costs which may result from the integration of AT&T's and DIRECTV's operations. The accompanying Pro Forma Statements have been adjusted to reflect conforming changes in accounting for customer set-up and installation costs, for pension and other postretirement benefits, and to reclassify certain DIRECTV items to conform to AT&T presentation. The Unaudited Pro Forma Combined Statements of Income (Pro Forma Statement of Income) reflect the DIRECTV acquisition as if it had been completed on January 1, 2014. The Unaudited Pro Forma Condensed Combined Balance Sheet (Pro Forma Balance Sheet) reflects the merger as if it was completed on March 31, 2015.

For more information on estimated cost savings, and revenue synergies, see "The Merger – AT&T's Reasons for the Merger" and "The Merger – DIRECTV's Reasons for the Merger" included in the AT&T Form S-4 filed with the SEC on July 1, 2014 (File No. 333-197144) including all amendments and supplements to it.

AT&T INC.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements - Continued
Dollars in millions except per share amounts

Note 2. Pro Forma Adjustments

(a)	The Pro Forma Balance Sheet has been adjusted to record the issuance of $14,379 of AT&T bonds and the cash payments totaling $14,379, or $28.50 per share, to DIRECTV shareholders.

(b)	This entry reflects the preliminary allocation of the purchase price to identifiable net assets acquired and the excess purchase price to Goodwill as follows:

	Cash	Treasury Stock	Additional Capital	Total
Total consideration: cash and AT&T common stock to DIRECTV shareholders	$14,379	$34,326	$(1,308)	$47,397	(b1)

Book value of net assets acquired
DIRECTV's equity				(4,280)	(b13)
Elimination of DIRECTV goodwill				(3,877)	(b3)
Elimination of DIRECTV orbital slots, customer lists, tradenames and other intangibles				(954)	(b3)
Fair value of DIRECTV licenses				12,080	(b4)
Fair value of trade names used by DIRECTV in Latin America				1,371	(b4)
Fair value of DIRECTV amortizable intangibles				21,767	(b5)
Preliminary fair value adjustment of DIRECTV:
Deferred programming revenue				85	(b2)
Property, plant and equipment				(311)	(b6)
Investments in equity affiliates				(24)	(b7)
Residual asset				(650)	(b8)
Long-term debt				(179)	(b9)
Pension and postretirement plans				52	(b10)
Other net assets (liabilities)				(127)	(b2)
Tax impact of fair value adjustments				(12,638)	(b11)
Fair Value of DIRECTV noncontrolling interest				(354)	(b12)
Preliminary estimate of fair value of identifiable net assets (liabilities) acquired				11,961
Goodwill				$35,436	(b)

(b1)	The purchase price allocation included within these Pro Forma Statements is based upon a purchase price of $47,397 calculated as follows:

DIRECTV shares outstanding at July 24, 2015	504,514,734
Exchange ratio	1.892
AT&T shares issued [1]	954,541,877

Price per share [2]	$34.29
Aggregate value of AT&T shares issued	$32,731
Cash consideration [3]	$14,379
Total consideration to DIRECTV shareholders	$47,110
Adjustments for fractional shares, share-based compensation and shares issued to Rabbi trusts	$287
Aggregate value of AT&T consideration	$47,397

Issuance of Treasury stock	$34,326
Balance to capital in excess of par value	$(1,308)
1  AT&T shares issued does not adjust for fractional shares, which were settled in cash, or for shares that were issued to Rabbi trusts consolidated by AT&T.
2  Price per share is based on the closing price of AT&T common stock on the day of acquisition, July 24, 2015.
3  DIRECTV shareholders received cash of $28.50 per share.

AT&T INC.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements - Continued
Dollars in millions except per share amounts

(b2)
The Pro Forma Statements reflect a preliminary allocation of the purchase price to identifiable assets and liabilities and unless otherwise noted in b4 through b9, fair values approximate historical book values as of March 31, 2015. The remaining unallocated purchase price was allocated to Goodwill. The final purchase price allocations, which are based on third-party appraisals, may result in different allocations for tangible and intangible assets than presented in these Pro Forma Statements, and those differences could be material.

The Pro Forma Balance Sheet reflects (1) a conforming change in accounting for customer set-up and installation costs, (2) a conforming change in accounting for pension and postretirement benefits (3) to adjust to fair value the deferred revenue for programming billed but not yet delivered, (4) to reclassify the service component of certain capital leases to costs of sales and services and (5) to eliminate payables and receivables between DIRECTV and AT&T.

(b3)
The Pro Forma Balance Sheet has been adjusted to reflect the elimination of DIRECTV's historical goodwill and other purchased intangibles, including orbital slots, customer lists, trade names and other intangibles. The Pro Forma Statements of Income have been adjusted to eliminate associated amortization expense recorded in the historical DIRECTV Statements of Income.

(b4)
The Pro Forma Balance Sheet includes $12,080 that was allocated to "Licenses," representing the fair value of licenses for orbital slots and spectrum. Of the total amount allocated to "Other Intangibles — Net," $1,371 represents the fair value of the trade names used by DIRECTV in Latin America. The licenses and trade names in Latin America are intangible assets with indefinite lives and, as such, are not subject to amortization.

(b5)
AT&T has preliminarily identified "Other Intangibles — Net," of approximately $19,803 for customers acquired from DIRECTV with asset lives ranging from 2 to 11 years. Amortization of these customer list intangibles is reflected in the Pro Forma Statements of Income using the sum-of-the-months-digits method of amortization. The sum-of-the-months-digits method is a process of allocation, not of valuation and reflects the expected cash flows that will be generated from the assets during the earlier years of their lives, recording a larger portion of the amortization expense earlier in the life of the assets.

The following table is presented for illustrative purposes and provides the estimated annual impact on pro forma net income for every incremental $1,000 assigned to amortizable intangible assets of DIRECTV (since it is an illustration, the table below should not be substituted for the quarterly pro forma results shown in these pro forma financial statements). Amortization of these assets is utilizing the sum-of-the-months digits method over the lives shown and the first year of amortization is displayed. Expense for each year thereafter will decrease.

Lives in years	Estimated Amortization Expense	Net income impact	Per share impact
4	$434	$269	$0.04
9	209	130	0.02
11	173	107	0.02

Additionally, "Other Intangibles — Net," includes the $1,621 that was allocated to the DIRECTV trade name in the U.S. The DIRECTV U.S. tradename has an estimated life of 12 months and is reflected in the Pro Forma Statements of Income using the straight-line method of amortization. Approximately $343 was allocated to DIRECTV's distribution network and other identified amortizable intangibles. The estimated useful lives of these assets range between 3 and 7 years and will be reflected in the Pro Forma Statements of Income using the straight-line method of amortization.

The Pro Forma Statements of Income have been adjusted to reflect the amortization of these amortizable intangible assets.

AT&T INC.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements - Continued
Dollars in millions except per share amounts

(b6)
Property, plant and equipment reflect the value of replacing the assets, which takes into account changes in technology, usage, and relative obsolescence and depreciation of the assets. This approach often results in differences, sometimes material, from recorded book values even if, absent the acquisition, the assets would not be impaired. The Pro Forma Balance Sheet has been adjusted to reflect the adjustment of DIRECTV's property, plant and equipment.

The following table is presented for illustrative purposes and provides the estimated annual impact on pro forma net income for every decremental or incremental $1,000 assigned to property, plant and equipment of DIRECTV. Depreciation of these assets is calculated utilizing the straight-line method over the lives shown.

Lives in years	Estimated Depreciation Expense	Net income impact	Per share impact
3	$333	$206	$0.03
10	100	62	0.01
20	50	31	0.01

(b7)
The Pro Forma Balance Sheet has been adjusted to report DIRECTV's investments in equity affiliates at fair value and the Pro Forma Statements of Income have been adjusted to reflect the impact of the depreciation and amortization of the tangible and intangibles assets recognized in our memo accounts for the excess in the fair value of certain equity method investments as compared to our proportional share in their equity.

(b8)
DIRECTV recognizes revenue to be received under contractual commitments on a straight line basis over the minimum contract period. DIRECTV's historical balance sheet includes a residual asset related to this revenue recognition method. The Pro Forma Balance Sheet has been adjusted to eliminate the residual asset, instead assigning value to the customer list intangible assets, which encompass the cash flows of DIRECTV through the expected remaining duration of its business relationship with these customers (see note b5).

(b9)
The Pro Forma Balance Sheet has been adjusted to report DIRECTV's long-term debt and capital leases at fair value. The estimated fair value of DIRECTV's long-term debt (including current maturities of long-term debt) was $19,994 calculated using quotes or rates available for debt with similar terms and maturities, based on DIRECTV's debt ratings at that time. The carrying value of DIRECTV's long-term debt (including current maturities of long-term debt) is calculated based on the principal amount of the notes, net of premiums and/or unamortized discounts and was $19,185 at March 31, 2015, resulting in a total increase to debt of $809. The carrying value of debt with an original maturity of less than one year approximates market value. None of this fair market value adjustment was attributed to current maturities of long-term debt. The Pro Forma Balance Sheet has also been adjusted to eliminate unamortized discounts and/or premiums associated with DIRECTV's long-term debt.

DIRECTV's capital lease obligations, which DIRECTV historically reported in "Accounts payable and accrued liabilities" and "Other Noncurrent liabilities," were adjusted to reclassify and report the fair value of DIRECTV's obligations for assets held under capital leases to either "Debt maturing in one year" or "Long-Term Debt."

(b10)
The Pro Forma Balance Sheet has been adjusted to reflect DIRECTV's pension and postretirement benefit plans at fair value. Such amounts were reflected in the balance sheet based on adjustments to the individual plans, and whether such plans were in a net asset or net liability position.

(b11)	The Pro Forma Balance Sheet has been adjusted to reflect adjustments to deferred taxes based on the July 24, 2015 revaluation of DIRECTV's assets and liabilities.

(b12)	The Pro Forma Balance Sheet has been adjusted to report DIRECTV's noncontrolling interest at fair value.

(b13)	The Pro Forma Balance Sheet has been adjusted to eliminate the historical stockholders' equity accounts of DIRECTV.

AT&T INC.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements - Continued
Dollars in millions except per share amounts

(c)	The Pro Forma Statements of Income include the results of DIRECTV's operations and has been adjusted to reflect notes c2 through c7.

(c1)
Included in the DIRECTV historical Statements of Income for the year ended December 31, 2014, is a Venezuelan currency devaluation charge of $281 related to the March 31, 2014 remeasurement of the bolivar denominated net monetary assets of DIRECTV's Venezuelan subsidiary. Prior to March 31, 2014, DIRECTV used the official exchange rate of 6.3 Venezuelan bolivars per U.S. dollar. Effective March 31, 2014, DIRECTV changed the exchange rate for remeasuring its Venezuelan subsidiary's monetary assets to the auction based Sistema Complementario de Administración de Divisas (SICAD), which was 10.7 Venezuelan bolivars per U.S. dollar at March 31, 2014. The SICAD is intended for dividend and royalty remittances as well as certain imports, including telecommunications equipment and had an exchange rate of 12.0 Venezuelan bolivars per U.S. dollar at December 31, 2014. During 2014, DIRECTV's Venezuelan subsidiary generated revenues of approximately $900 and operating profit before deprecation and amortization of $400, excluding the impact of the devaluation charge. In the three months ended March 31, 2015, DIRECTV's Venezuelan subsidiary generated revenues of approximately $200 and operating profit before deprecation and amortization of $75.

Due to the significant uncertainties that exist regarding exchange mechanisms in Venezuela, including the nature of transactions that are eligible for repatriation through the official process, AT&T is evaluating changing to the Sistema Marginal de Divisas (SIMADI) exchange mechanism. The DIRECTV historical Balance Sheet includes Venezuelan bolivar denominated net monetary assets of $534, including cash of $554, which were based on the SICAD exchange rate of 12.0 Venezuelan bolivars per U.S. dollar as of March 31, 2015. Had DIRECTV used the SIMADI rate of 199.65 Venezuelan bolivars per U.S. dollars at July 24, 2015, net monetary assets would have been valued at $32. Also included in DIRECTV's historical Balance Sheet were net property, equipment and intangible assets with a book value of $594. Selecting the SIMADI would likely result in an impairment of substantially all of those assets. Additionally, had the SIMADI, which was introduced in February 2015, been available and used by DIRECTV during 2014 and for the first three months of 2015, using the end of period SICAD rate and July 24, 2015 SIMADI rate, DIRECTV's revenue for the year ended December 31, 2014 would have been lower by approximately $846 and DIRECTV's revenue for the three months ended March 31, 2015 would have been lower by approximately $188. Operating expenses in Venezuela include certain expenses that are denominated in U.S. dollars and those expenses would not be reduced by the change to the SIMADI. As a result, we believe that the subsidiary would have reported an operating loss in 2014 and for the first quarter of 2015. If AT&T changes to the SIMADI exchange rate, it will have a negative impact on reported revenues, operating income and the fair value of our investment in the Venezuelan subsidiary.

(c2)
The Pro Forma Statements of Income have been adjusted to eliminate certain intercompany revenues and expenses, consisting primarily of switched access and high-capacity transport services and agency sales arrangements.

(c3)
The Pro Forma Statements of Income have been adjusted to align the DIRECTV expense categories with the AT&T presentation of "Cost of services and sales" and "Selling, general and administrative" expenses.

(c4)	The Pro Forma Statements of Income have been adjusted to eliminate merger costs incurred by DIRECTV and/or AT&T.

(c5)
The Pro Forma Statements of Income have been adjusted to reflect lower depreciation and amortization expense due to the adjustment of DIRECTV's property, plant and equipment to fair value (see note b5).

(c6)
The Pro Forma Statements of Income have been adjusted to eliminate DIRECTV's amortization of prior service cost and unrealized losses due to the adjustment of DIRECTV's pension and postretirement plans to fair value and to conform DIRECTV pension and postretirement benefit assumptions to those used by AT&T (see note b8).  The adjustments are reflected on the Pro Forma Statements of Income in the cost categories in which the expenses would have been charged, based on the expected allocation to our labor force.

(c7)
The Pro Forma Statements of Income have been adjusted to reflect lower interest expense due to the adjustment of DIRECTV's long-term debt to fair value (see note b6) using the effective interest method.

AT&T INC.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements - Continued
Dollars in millions except per share amounts

(c8)
The Pro Forma Statements of Income have been adjusted to reflect lower interest expense due to the adjustment of DIRECTV's capital leases to fair value and to reclassify the service component of the associated leases to costs of services and sales.

(c9)
The Pro Forma Statements of Income have been adjusted to reflect higher interest expense due to the addition of $14,379 of AT&T debt issued to provide DIRECTV shareholders with cash of $28.50 per share (see note a).

(d)
Pro forma combined basic earnings per common share are based on the historical AT&T weighted average shares outstanding, adjusted to assume the shares issued from Treasury stock by AT&T (see note b1) for the DIRECTV acquisition were outstanding for the entire period presented. Pro forma combined earnings per common share are calculated using net income attributable to AT&T for the year ended December 31, 2014 and for the three-month period ended March 31, 2015.

(d1)	Pro forma combined basic earnings per common share are calculated as follows (shares in millions):

For the Year Ended December 31, 2014
AT&T weighted average shares outstanding at December 31, 2014	5,205
AT&T shares issued for DIRECTV acquisition	955	(b1)
Pro Forma Combined weighted average shares outstanding at December 31, 2014	6,160

For the Three Months Ended March 31, 2015
AT&T weighted average shares outstanding at March 31, 2015	5,203
AT&T shares issued for DIRECTV acquisition	955	(b1)
Pro Forma Combined weighted average shares outstanding at March 31, 2015	6,158

                  Pro forma combined diluted earnings per common share are calculated as follows (shares in millions):

For the Year Ended December 31, 2014
AT&T weighted average shares outstanding with dilution at December 31, 2014	5,221
AT&T shares issued for DIRECTV acquisition	955	(b1)
Dilutive impact of DIRECTV options outstanding (5 shares converted at 1.892)	9
Pro Forma Combined weighted average shares outstanding with dilution at December 31, 2014	6,185

For the Three Months Ended March 31, 2015
AT&T weighted average shares outstanding with dilution at March 31, 2015	5,219
AT&T shares issued for DIRECTV acquisition	955	(b1)
Dilutive impact of DIRECTV options outstanding (4 shares converted at 1.892)	8
Pro Forma Combined weighted average shares outstanding with dilution at March 31, 2015	6,182

(e)
The Pro Forma Statements of Income have been adjusted to reflect the aggregate pro forma income tax effect of notes (c2) through (c9) above, the impact of the deferral of revenue recognized for customer set-up and installation activities (b2) and the amortization impact of item (b5). The aggregate pre-tax effect of these adjustments is reflected as "Income Before Income Taxes" on the Pro Forma Statement of Income, which was taxed at a rate of 38.0%.

Note 3. Federal Income Tax Consequences of the Merger

The Pro Forma Statements assume that the merger qualifies as a tax-free reorganization for federal income tax purposes.